Exhibit 10.25
SUNRISE SENIOR LIVING, INC.
BONUS DEFERRAL PROGRAM
FOR CERTAIN EXECUTIVE OFFICERS
As Amended Effective January 1, 2009

INTRODUCTION
     Sunrise Senior Living, Inc. (the “Company”) hereby amends the Sunrise Senior Living Bonus Deferral Program For Certain Executive Officers (the “Program”), effective January 1, 2009. The Program was adopted August 29, 2003, and previously amended September 10, 2003.
ELIGIBILITY
     Participation in the Program shall be limited to such executive officers of the Company and its subsidiaries (within the meaning of the Sunrise Senior Living, Inc. 2003 Stock Option and Restricted Stock Plan (the “Stock Plan”)) as may be designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) from time to time in its sole discretion.
DEFERRAL ELECTION
     To the extent permitted by the Committee, eligible executives may elect to defer between 10% and 100% (in whole percentages) of their annual bonus for any year (the “Applicable Bonus Amount”) and receive fully-vested deferred stock units (the “Base Units”) under the Stock Plan (or other stock plan designated by the Committee). An Eligible Employee shall submit a completed deferral election form to the Committee (by electronic or other means established by the Committee) prior to January 1 of the year in which the bonus is first earned (or such earlier date as may be established by the Company in its sole discretion). Notwithstanding the foregoing, the Committee may, in its sole discretion consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations thereunder, permit —
     (a) a newly eligible executive (to submit his or her initial election form within 30 days after the date on which the executive first became eligible to participate in the Program (or at such earlier time as may be established by the Committee in its sole discretion), with such election becoming effective for amounts earned after the date on which the election form is submitted to the Company (or such later date as may be reflected in the applicable election form or required to comply with Section 409A of the Code);
     (b) an eligible executive to defer any bonus which qualifies as performance-based compensation (within the meaning of Treas. Reg. Section 1.409A-1(e)) no later than 6 months before the end of the performance period (or at such earlier time as may be established by the Committee in its sole discretion); provided, that to be eligible to make such an election, the executive must have continuously performed services for the employer from the later of (i) the beginning of the performance period, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the executive submits the deferral election form for such compensation; or
     (c) an eligible executive to elect to further defer the date when payment of his or her Base and Supplemental Units for any year is to be made, provided that: (i) the election is made more than one (1) year prior to the date payment is otherwise scheduled to begin; (ii) the election does not become effective for twelve (12) months; (iii) the date on which payment is to begin is delayed for at least five (5) years; and (iv) the election meets such other or different requirements as may be determined by the Company to be necessary to comply with Section 409A of the Code.
Any election made hereunder shall be irrevocable as of the applicable election deadline (or such earlier date as may be established by the Committee).

SUPPLEMENTAL UNITS
     An eligible executive must, as part of his or her deferral election for any year, also elect a vesting schedule of two (2) to four (4) years (or such other period established by the Committee and set out in the applicable deferral election form). Based on the vesting period, the executive will receive, with the Base Units, restricted stock units subject to that vesting schedule (the “Supplemental Units”) in accordance with the following formula (or other formula established by the Committee and set out in the applicable deferral election form):

Vesting Period	Supplemental Unit Amount

2 years from date of grant	.2 times the Applicable Bonus Amount

3 years from date of grant	.3 times the Applicable Bonus Amount

4 years from date of grant	.4 times the Applicable Bonus Amount
The Supplemental Units shall be subject to the vesting schedule elected by the executive and shall become fully vested on the last day of that vesting period (or as otherwise provided under the Stock Plan or applicable stock unit agreement); provided, that if the executive terminates employment with the Company (and its subsidiaries within the meaning of the Stock Plan) before the Supplemental Units are otherwise vested, those units will be forfeited as of the executive’s date of termination.
DETERMINATION OF UNITS
     The number of Base and Supplemental Units to which an executive is entitled for any year is to be determined as of the date the Committee approves the executive’s bonus for the year to which the election relates (the “Grant Date”), using the closing price of the Company’s common stock as of the Grant Date. Any fractional unit will be rounded down to the next whole unit.

PAYMENT OF BASE AND SUPPLEMENTAL UNITS
     An executive’s Base and related vested Supplemental Units shall be paid in shares of common stock within ten (10) days following the end of the vesting period elected by executive (or such later date required under the Stock Plan or applicable stock unit agreement consistent with Section 409A of the Code because of any trading window period or other applicable restrictions); provided, that subject to the applicable terms and conditions of the Stock Plan, the executive may, as part of his or her deferral election for any year, elect to receive payment of the Base and Supplemental Units for that year (a) as of January in any year which is at least four (4) years after the end of the year to which the bonus relates (or other period reflected in the applicable election form), (b) termination of employment or (c) other date or event specified in the election form consistent with Section 409A. Notwithstanding any other provision herein or distribution election to the contrary, an executive’s Base Units and vested Supplemental Units shall be paid within ten (10) days of the date of his or her termination (or such later date required under the Stock Plan or applicable stock unit agreement consistent with Section 409A of the Code because of any trading window period or other applicable restrictions). For any payments to be made under this Program to which Section 409A of the Code applies, an Executive’s termination of employment shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder).
ADMINISTRATION
     The Committee shall have full discretion to make all determinations as to the rights to benefits under this Program. Subject to and in compliance with the specific procedures contained in the applicable regulations under the Employee Retirement Income Security Act of 1974, as amended (ERISA): (a) Any decision by the Committee denying a claim by an executive or his or her beneficiary (the “claimant) for benefits under this Program shall be stated in writing and delivered or mailed to the claimant; (b) each such notice shall set forth the specific reasons for the denial, written in a manner that is intended to be understood by the claimant; and (c) the Company shall afford a reasonable opportunity to the claimant for a full and fair review of the decision denying such claim. All interpretations, determinations and decisions of the Company with respect to any claim hereunder shall be made in its sole discretion and shall be final and conclusive. The Company may delegate any or all of its powers and duties under the Program.
COMPLIANCE WITH SECTION 409A
     In the event that executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments subject to Section 409A which are to be made as a result of the executive’s termination of employment shall not be made until the earlier of the executive’s death or the expiration of the 6-month period following executive’s termination of employment. To the extent applicable, the Program is intended to comply with the distribution and other requirements under Section 409A of the Code and shall, to the maximum extent possible, be interpreted and applied consistent with Section 409A (and any regulations thereunder).
MISCELLANEOUS
     All Base and Supplemental Units granted under this Program shall, to the extent consistent with Section 409A of the Code, be subject to, and be documented in accordance with, the terms and conditions of the applicable Stock Plan. Notwithstanding any other provision to the contrary, the Program is subject to the Company’s July 15, 2008 Recoupment Policy (as amended from time to time).

     The Company’s Board of Directors or the Committee may amend or terminate the Program at any time as to all or any group of executives. Nothing contained in the Program nor any action taken hereunder shall be construed as a contract of employment or as giving any executive any right to continued employment with the Company. Nor shall this Program constitute a guarantee by the Committee, the Company or its subsidiaries, or any other person or entity that the Company’s or other employer’s assets will be sufficient to pay any benefits hereunder. The rights and obligations of the Company and other employer under the Program shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company or other employer.
     The benefits provided under the Program may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. Program benefits shall be exempt from the claims of creditors or other claimants of any executive and from all orders, decrees, levies, garnishment or executions against any executive to the fullest extent allowed by law. The Program is intended to be unfunded for purposes of both the Code and ERISA. The right of an executive or his or her beneficiary to receive payment of his or her Base or Supplemental Units hereunder shall be a general unsecured claim against the employer’s general assets, and neither the executive nor his or her beneficiary shall have any rights in or against any amount or any specific assets of the employer.
     Any required federal, state or local tax withholding may be withheld from any payment made pursuant to this Program or from any other compensation payable to the executive. Notwithstanding the foregoing, an executive may, to the extent permitted by the Company consistent with Section 409A of the Code, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either

(a) by direct payment or (b) through the withholding of such amounts from other compensation due the executive In the alternative, the Company may, in its sole discretion, offset such taxes against the executive’s Base Units or vested Supplemental Units to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations under Section 409A.